Exhibit 10.1
MERCURY GENERAL CORPORATION
LONG-TERM INCENTIVE PLAN

PERFORMANCE PHANTOM STOCK UNIT AWARD AGREEMENT (EXECUTIVE)
Mercury General Corporation (the “Company”) hereby grants to the participant listed below (“Participant”), this award (the “Award”) of the number of performance-based phantom stock units (“Performance Phantom Stock Units” or “PSUs”) listed below. Each PSU represents the right to receive the “Payout Value” in cash per PSU upon satisfaction of certain performance conditions as specified in Section 1(b) of the terms and conditions attached hereto as Exhibit A (together with this grant notice, the “Award Agreement”).

Participant:
Grant Date:
Target Number of PSUs:
Maximum Number of PSUs:	1.50x Target Number of PSUs
Performance Cycle:
Performance Conditions:	The PSUs shall be eligible for payment based on the performance conditions set forth in Exhibit B.
Distribution Schedule:
Except as provided in Section 5 of Exhibit B, the Payout Value shall be payable within 30 days following the Determination Date (as defined in Exhibit B), provided that Participant shall not have had a Termination of Service prior to the applicable payment date.

By accepting this Award, Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Award. Participant understands and agrees that this Award does not alter the at-will nature of his or her employment relationship with the Company and is not a promise of continued employment for the term of the Award or any portion of it.
This Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. Except as set forth in Sections 3 and 5 of this Agreement, in the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

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EXHIBIT A

TERMS AND CONDITIONS
1.    Award of PSUs.
(a)    Performance Conditions; Effect of Termination of Service. The PSUs subject to the PSU Award shall become eligible for payment in accordance with the Performance Conditions set forth on the first page of this Award Agreement and in Exhibit B. Except as provided in Section 5 of Exhibit B, in the event of Participant’s Termination of Service prior to the payment of the Payout Value (as defined below) with respect to the PSUs, all PSUs will terminate automatically and be forfeited without further notice.
(b)    Payment. Subject to the terms and provisions of the Plan and this Award Agreement, including Section 5 of Exhibit B, Participant shall be eligible to receive a cash payment for each Payment Eligible PSU (as defined in Exhibit B) in an amount equal to the Per Share Payout Value (as defined below) on the Determination Date for each such Payment Eligible PSU (the “Payout Value”). Subject to Section 1(a) and Section 5 of Exhibit B, the Payout Value shall be paid to Participant within 30 days following the Determination Date (as defined in Exhibit B), and shall be subject to any tax withholding required by Applicable Law. Once payment has been made on a PSU under this Section 1(b), then such PSU will be satisfied in full and no further payment will be due thereon. For purposes of this Agreement, except as provided in Section 5 of Exhibit B, the “Per Share Payout Value” will be equal to (i) the average closing price per share of the Company’s Common Stock for the 5 trading days following the Company’s public release of its financial results for the final calendar year in the Performance Cycle, or (ii) in the event of a Change in Control, the average closing price per share of the Company’s Common Stock for the 5 trading days preceding the Change in Control.
2.    Section 409A. This Award shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”). This Award Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the cash payable hereunder shall be distributed to Participant no later than the later of: (a) the 15th day of the third month following Participant’s first taxable year in which such PSUs are no longer subject to a substantial risk of forfeiture, and (b) the 15th day of the third month following first taxable year of the Company in which such PSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Award Agreement shall be treated as a separate and distinct payment.
3.    Forfeiture and Clawback Provisions. By executing this Agreement and accepting this Award, Participant agrees that all compensation received by Participant, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment as provided in Section 3.6(a), 3.6(b) and 3.6(c) of the Plan, notwithstanding any other agreement to the contrary. However, Sections 3.6(d) and 3.6(e) of the Plan shall not apply to this Award. Participant agrees that Participant is not entitled to indemnification in connection with any enforcement of the Recovery

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Arrangements and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. By executing this Award Agreement, Participant agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 3.6 of the Plan.
4.    Governing Law. This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.
5.    Entire Agreement. The Plan and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Award Agreement may be amended by the Administrator as provided in the Plan; provided, however, that, notwithstanding anything to the contrary in the Plan, any amendment that adversely affects Participant’s rights hereunder shall require Participant’s prior written consent.
6.    Unfunded Status of Award. The Plan and this Award are intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to Participant pursuant to this Award, nothing contained in the Plan or this Award Agreement shall give Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
7.    No Stockholder Rights. This Award does not confer upon Participant any rights as a stockholder or any rights to receive any securities of the Company by virtue of the Plan or this Award Agreement. This Award represents only a potential payment in cash that may become payable on the terms and conditions set forth in the Plan and this Award Agreement and shall not represent actual units or other equity interests in the Company or a security interest in any of the assets held by the Company.

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EXHIBIT B

PERFORMANCE CONDITIONS
1.    Performance Conditions. Subject to Section 5 below, Participant may be eligible for payment with respect to up to 1.50x the Target Number of PSUs based on the Average Company Combined Factor and Individual Performance Factor for the three-year period commencing January 1, [Year 1] and ending December 31, [Year 3] (the “Performance Cycle”). On the Determination Date (as defined below), such number of PSUs will become eligible for payment as is determined in accordance with the formula below (the “Payment Eligible PSUs”):
Average Company Combined Factor x Target Number of PSUs =
Final Number of PSUs to be Paid
Subject to Section 5 below, in the event of Participant’s Termination of Service prior to the payment of the Payout Value with respect to the PSUs that are determined to be eligible for payment pursuant to this Exhibit B, all PSUs will terminate automatically and be forfeited without further notice.
2.    Determination of Average Company Combined Factor. Subject to Section 5 below, the “Average Company Combined Factor” will be determined by the Administrator on the Determination Date and will be equal to the average of the Combined Factors (as determined below) for each of the three calendar years in the Performance Cycle. For each calendar year in the Performance Cycle, a “Combined Factor” will be determined based on the Company’s Growth Factor and the Company’s Profitability Factor for such calendar year as set forth below:
Combined Factor = (Company Growth Factor x 50%) + (Company Profitability Factor x 50%)
Notwithstanding anything in this Award Agreement to the contrary, unless otherwise provided in Section 5 below, the Combined Factor for any given calendar year during the Performance Cycle will be 0.0 if (a) the Company’s Profitability Factor for such calendar year is less than 0.50 or (b) the Company’s Growth Factor for such calendar year is less than 0.50 or (c) the Participant’s Individual Performance Factor for such calendar year is 0.00. If the Participant’s Individual Performance Factor for such calendar year is 1.0, then the Combined Factor for such calendar year shall be calculated as described above.
A.    Company Growth Factor. The “Company Growth Factor” for each calendar year during the Performance Cycle will be determined by the Administrator based on “Year Over Year Growth in Market Share” for such calendar year as set forth in the table below:

Year Over Year Growth in Market Share	Company Growth Factor
[__]% or More	1.50
[__]%	1.00
[__]%	0.50

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*Achievement between levels will be determined by linear interpolation.
B.    Company Profitability Factor. The “Company Profitability Factor” for each calendar year in the Performance Cycle will be determined by the Administrator based on the Company’s Combined Ratio for such calendar year as set forth in the table below:

Combined Ratio	Company Profitability Factor
Less Than or Equal to [__]%	1.50
[__]%	1.00
[__]%	0.50
*Achievement between levels will be determined by linear interpolation.
3.    Determination of Individual Performance Factor. For each calendar year during the Performance Cycle, Participant will be assigned an “Individual Performance Factor” for purposes of Section 1. If Participant is determined to have met or exceeded performance expectations during the applicable calendar year as determined by their supervisor or manager, in their sole discretion, Participant will be assigned an Individual Performance Factor of 1.0. If Participant is determined NOT to have met or exceeded performance expectations during the applicable calendar year, as determined by their supervisor or manager, in their sole discretion, Participant will be assigned an Individual Performance Factor of 0.0 for such calendar year. While Participant’s supervisor or manager shall take Participant’s achievement with respect to their individual performance goals into account in determining the Individual Performance Factor, any such determination remains in the discretion of the supervisor or manager based on their subjective assessment of Participant’s overall performance. In addition, this Award may be terminated and/or a Participant may be assigned an Individual Performance Factor of 0.0 in the event of Participant’s misconduct or violation of Company policy during the Performance Cycle or prior to the payment of the Payout Value, if any, as determined in the sole discretion of the Administrator.
4.    Adjustment of Performance Objectives. If, during the Performance Cycle, the Administrator determines, by the application of reasonable criteria, that the established performance measures or objectives are no longer applicable due to a change in the Company’s business, operations, corporate structure, or capital structure, the Administrator may modify the performance measures and standards as the Administrator considers appropriate and equitable without Participant’s consent.
5.    Effect of Change in Control; Qualifying Termination. Notwithstanding anything to the contrary in this Agreement:
(a)    If a Change in Control occurs prior to the Determination Date:
(1)    Upon the occurrence of the Change in Control, the Average Company Combined Factor will be determined as of the date of such Change in Control taking into account (a) the Combined Factor for any completed calendar year during such Performance Cycle, and (b) assuming a Combined Factor of 1.0 and an Individual Performance Factor of 1.0

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for any calendar year during such Performance Cycle that has not yet ended, has not yet commenced or for which a Combined Factor cannot yet be calculated.
(2)    The resulting PSUs (the “CIC Payment Eligible PSUs”) will remain eligible to vest on the later of (A) December 31, [Year 3] or (B) the date of the Change in Control, provided Participant does not experience a Termination of Service prior to such date.
(3)    Notwithstanding the foregoing, the CIC Payment Eligible PSUs will vest on an accelerated basis in the event of Participant’s Qualifying Termination following the Change in Control on the effective date of Participant’s Release (as defined below).
(4)    Participant shall be eligible to receive a cash payment upon vesting of each CIC Payment Eligible PSU in an amount equal to the Payout Value within 30 days following the vesting of the CIC Payment Eligible PSUs (or, in the event of vesting as a result of Participant’s Qualifying Termination, within 10 days following the Release effective date), and shall be subject to any tax withholding required by Applicable Law.
(b)    If a Change in Control occurs following the Determination Date but prior to the payment of the Payout Value for the Payment Eligible PSUs (as determined under Section 1 above), all of the Payment Eligible PSUs will vest upon the occurrence of the Change in Control, subject to Participant not experiencing a Termination of Service prior to such date. Participant shall be eligible to receive a cash payment upon vesting of each Payment Eligible PSU in an amount equal to the Payout Value within 30 days following the date of the Change in Control, and shall be subject to any tax withholding required by Applicable Law.
(c)    In the event of Participant’s Qualifying Termination prior to a Change in Control and prior to the payment of the Payout Value for the Payment Eligible PSUs (as determined under Section 1 above), on the effective date of Participant’s Release, Participant will vest in a number of PSUs determined as follows:
(1)    The Average Company Combined Factor will be determined as of the date of such Qualifying Termination taking into account (a) the Combined Factor for any completed calendar year during such Performance Cycle, and (b) assuming a Combined Factor of 1.0 and an Individual Performance Factor of 1.0 for any calendar year during such Performance Cycle that has not yet ended, has not yet commenced or for which a Combined Factor cannot yet be calculated;
(2)    The resulting Average Company Combined Factor will be multiplied by the Target Number of PSUs; and
(3)    The resulting number of PSUs determined in clause (2) will be prorated to reflect the portion of the Performance Cycle that has elapsed prior to the date of such Qualifying Termination plus 12 months.
For purposes of any payment to Participant pursuant to this Section 5(c), the “Per Share Payout Value” will be equal to the average closing price per share of the Company’s Common Stock on the date of Participant’s Qualifying Termination. The Participant shall be eligible to receive a cash payment upon vesting of the resulting PSUs in an amount equal to the resulting Payout Value within 10 days following the Release effective date, and shall be subject to any tax withholding required by Applicable Law.

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(d)    Any payment due to Participant under the PSUs as a result of Participant’s Qualifying Termination under Sections 5(a)(3) or 5(c) will be subject to Participant executing a general release of all claims in favor of the Company and its affiliates (the “Release”) in a form reasonably acceptable to the Company (and allowing such Release to become effective without revocation) in order to effectuate a valid general release of claims and containing other standard provisions including, without limitation, mutual non-disparagement. In the event the Release does not become effective within the 60-day period following the date of Participant’s termination of employment, Participant will not be entitled to the aforesaid payments and benefits with respect to the PSUs.
6.    Definitions. For purposes of this Award Agreement, the following terms have the meanings provided below:
    “Cause” means any of the following: (a) Participant’s commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by Participant, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) Participant’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on Participant’s part, (e) Participant’s ongoing and repeated failure or refusal to perform or neglect of Participant’s duties as required by this letter or Participant’s ongoing and repeated failure or refusal to comply with the instructions given to Participant by Participant’s supervisor or the Board, which failure, refusal or neglect continues for 15 days following Participant’s receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; or (f) Participant’s willful, material breach of any material Company policy or any material provision of Participant’s employment letter or the Confidentiality Agreement. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Participant for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this letter, to constitute grounds for termination for Cause.
“Change in Control” shall mean and include each of the following (with defined terms used in this definition and not defined herein to have the meanings given to such terms in the Plan):
(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

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(b)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.6(b)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
        Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a) or (b) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
        The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
“Combined Ratio” for any calendar year means the Company’s combined ratio – GAAP Basis – the sum of the Loss Ratio and Expense Ratio for the applicable year. The Loss Ratio is calculated by dividing losses and loss adjustment expenses (inclusive of Catastrophe Losses), by Net Premiums Earned. The Expense Ratio is calculated by dividing the total of policy acquisition costs and other operating expenses inclusive of Plan expenses, by Net Premiums Earned.
“Determination Date” means the date following the end of the Performance Cycle on which date the Administrator determines the number of PSUs that will be eligible for payment with respect to the Performance Cycle, if any. The Determination Date shall occur as soon as reasonably practicable following the end of the Performance Cycle and the date the Market Share becomes available for the final calendar year in the Performance Cycle, but in no event prior to the date of the Company’s public release of its financial results for the final calendar year in the Performance Cycle.

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    “Disability” means a permanent and total disability under Section 22(e)(3) of the Internal Revenue Code.
        “Good Reason” means, without Participant’s consent: (a) a material reduction in Participant’s base salary or target annual bonus opportunity, other than a reduction that is part of an across-the-board reduction affecting similarly situated employees, providing that the percentage of reduction in Participant’s base salary and bonus potential is no larger than the percentage reduction of the officer of the Company receiving the least reduction in base salary and bonus potential; (b) a change in Participant’s reporting structure such that Participant no longer report to the Chief Executive Officer, President and/or the Chief Operating Officer of the Company, or a material diminution in Participant’s authority, duties, or responsibilities; (c) a requirement that Participant relocate Participant’s principal work location by more than 30 miles from its then-current location (which shall be Participant’s home office to the extent Participant is in a Work From Home position), other than on a temporary basis and excluding reasonable business travel; or (d) a material breach by the Company of this Agreement any other material written agreement between Participant and the Company. Notwithstanding the foregoing, no resignation shall be for Good Reason unless (i) Participant provides written notice to the Company within 60 days after the initial existence of the condition giving rise to Good Reason, (ii) the Company fails to cure such condition within 30 days after receipt of such notice, and (iii) Participant actually terminates employment within 30 days following the end of such cure period.
“Market Share” means for any calendar year the Company’s market share as determined by the Administrator based on such third-party sources as the Administrator determines are appropriate.
    “Qualifying Termination” means Participant’s Termination of Service as a result of (a) Participant’s involuntarily termination by the Company without Cause, (b) Participant’s resignation for Good Reason, or (c) Participant’s Termination of Service due to death or Disability.
“Year Over Year Growth in Market Share” for any calendar year means the year over year positive growth in the Company’s Market Share for such calendar year as compared to the Company’s Market Share for the immediately preceding calendar year, expressed as a percentage.

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